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                                  EXHIBIT 11.2

                              LOMAK PETROLEUM, INC.


                       Computation of Earnings Per Common
                          and Common Equivalent Shares
                      (In thousands, except per share data)



                                                                     Nine months Ended September 30,
                                                                  --------------------------------------
                                                                        1995                 1996
                                                                  -----------------    -----------------

Average shares outstanding                                                  11,434               14,190

Net effect of conversion of warrants and stock options                         154                  425
                                                                  -----------------    -----------------
Total primary and fully diluted shares                                      11,588               14,615
                                                                  =================    =================

Net income                                                            $      2,718         $      8,102

Less preferred stock dividends                                                (281)              (1,870)
                                                                 -----------------    ------------------
Net income applicable to common shares                                $      2,437         $      6,232
                                                                  =================    =================
Earnings per common share                                             $        .21         $        .43
                                                                  =================    =================

